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                                                                    EXHIBIT 99.1

                                [ATS MEDICAL COMPANY LOGO]

Contacts:
ATS Medical, Inc.
Michael Dale
President and CEO, 763-557-2224
Jack Judd
CFO, 763-557-2222


Investors:                                          Media:
Douglas Sherk, 415-652-9100                         Steve DiMattia, 646-277-8706
Jennifer Beugelmans, 415-896-6820                   Sheryl Seapy, 949-608-0841


FOR IMMEDIATE RELEASE

        ATS MEDICAL ANNOUNCES INTENTION TO AMEND 2005 FORM 10-K AND FORM
         10-Q FOR THE QUARTER ENDED MARCH 31, 2006 TO SEPARATELY ACCOUNT
             FOR DERIVATIVES WITHIN ISSUED CONVERTIBLE SENIOR NOTES

MINNEAPOLIS, MN, June 19, 2006 -- ATS Medical, Inc. (Nasdaq: ATSI), developer, manufacturer and marketer of state-of-the-art cardiac surgery products and services, today announced its audited financial statements for the year ended December 31, 2005 and its unaudited financial statements for the quarter ended March 31, 2006, will be restated to reflect separate accounting for embedded derivatives within its 6% Convertible Senior Notes due 2025 sold in October 2005. While the exact amounts involved have not been finalized, the Company believes that the restatement will lower net losses for the year ended December 31, 2005 and the quarter ended March 31, 2006.

In October 2005, ATS Medical sold $22.4 million in aggregate principal amount of its 6% Convertible Senior Notes due 2025, which are convertible into shares of the Company's common stock at any time at a conversion price of $4.20 per share. If fully converted, the Notes would convert into 5,333,334 shares of the Company's common stock. ATS Medical does not currently have enough shares of unissued, authorized common stock to settle all of the Notes upon conversion. On June 13, 2006, ATS Medical's management and the Audit Committee of its Board of Directors determined that because of this lack of sufficient authorized shares the conversion right under the Notes must be bifurcated and separately accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and should be treated as a derivative that must be marked-to-market through earnings. As a result of this determination, the Company concluded that its previously filed financial statements for the year ended December 31, 2005 and the quarter ended March 31, 2006 would have to be restated.

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ATS Medical will file with the Securities and Exchange Commission an amended
Form 10-K for the fiscal year ended December 31, 2005 and an amended Form 10-Q for the quarter ended March 31, 2006, which will include restated financial statements. The Company intends to file such amended reports as soon as practicable.

Michael Dale, Chairman and CEO of ATS Medical commented, "While responding to comments received from the SEC on our Form S-4 registration statement relating to the proposed acquisition of 3F Therapeutics, Inc., we realized that an error had been made in our previously filed financial statements. It is important that investors understand that these anticipated adjustments are non-cash and are recorded below the operating income line. None of our reporting related to sales or operating expenses will be restated. The amendment is entirely related to our convertible notes sold in October 2005 and the fact that we have insufficient unissued, authorized common stock to settle all of the Notes upon conversion. As was disclosed to the purchasers of the Notes in the offering last October, we will be seeking approval for additional authorized common stock at our next shareholders meeting. Obtaining this approval will allow us to cease separately accounting for this conversion right as a derivative."

Mr. Dale continued, "I also want to emphasize that Jack Judd's recent decision to accept the position of Chief Financial Officer at a privately held company is unrelated to this restatement. Our current finance team, including Jack, is now working diligently to prepare and file the appropriate amendments."

ABOUT ATS MEDICAL

ATS Medical, Inc. manufacturers and markets products and services focused on cardiac surgery. The Company, global in scope, has been headquartered in Minneapolis since its founding in 1991. More than 100,000 ATS Open Pivot(R) Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. ATS Medical's focus on serving the cardiac surgery community is further strengthened by product and service offerings including ATS Simulus annuloplasty products for heart valve repair, Surgi-Frost(R) and Frost-Byte(R) products for surgical cryoablation of cardiac arrhythmias, RTI-Cardiovascular for allograft tissue services, QAS home monitoring services for anticoagulation therapy, and the development of PARSUS blood filtration technology. The ATS Medical web site is http://www.atsmedical.com.

SAFE HARBOR

This news release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the successful completion of the 3F Therapeutics acquisition, which is subject to the satisfaction of various conditions, including approval by the shareholders of ATS, as well as regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company's activities and results, please refer to the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2005.